Exhibit 10.26

FEDERAL HOME LOAN MORTGAGE CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

As Amended and Restated
Effective January 1, 2002 (unless otherwise noted)

FEDERAL HOME LOAN MORTGAGE CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
(Restated and Amended 1/1/2002)

ARTICLE I
Establishment of the Plan

1.1 Purpose. The Federal Home Loan Mortgage Corporation (“Corporation”) hereby amends and restates the Executive Deferred Compensation Plan, which was last amended and restated effective January 1, 1994, and which was subsequently amended effective April 1, 1999. The purpose of the amended and restated Executive Deferred Compensation Plan (“Plan”) is to allow Corporation Executives to defer a portion of their annual salary and cash bonus, as well as to permit certain Corporation Executives to defer settlement of Restricted Stock Units granted by the Corporation. The Corporation intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended (“Code”), and be administered as a “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2. Effective Date. Unless otherwise indicated, this Plan as amended and restated shall be effective as of January 1, 2002.

1.3. Name. The name of the Plan is the Federal Home Loan Mortgage Corporation Executive Deferred Compensation Plan.

ARTICLE II
Definitions

2.1. Administrator. The Human Resources Committee of the Board.

2.2. Beneficiary. The individual or individuals designated by the Participant to receive distributions under this Plan in the event of the Participant’s death.

2.3. Board. The Board of Directors of the Federal Home Loan Mortgage Corporation or such Committee thereof delegated to act on its behalf.

2.4. Bonus. A cash bonus or cash incentive award paid for service and performance over a period of a year or more or in connection with transactions, and any other cash payment that does not constitute Salary which the Administrator determines shall constitute Bonus for purposes of the Plan.

2.5. Bonus Deferral Election. An annual election to defer a portion, portions or all of a Bonus award not yet awarded, in the form specified by the Administrator, and subject to the terms of this Plan.

2.6. Compensation. An Executive’s Salary and Bonus from the Corporation for the Plan Year.

2.7. Corporation. The Federal Home Loan Mortgage Corporation.

2.8. Deferral Election. The Bonus Deferral Election or the Salary Deferral Election.

2.9. Deferred Bonus. The amount of Bonus, or any portion or portions thereof, which the Executive and the Corporation mutually agreed, prior to the awarding thereof, shall be deferred in accordance with this Plan.

2.10. Deferred Compensation. Deferred Bonus and Deferred Salary.

2.11. Deferred Stock Units. The number of restricted stock units granted under other compensatory plans of the Corporation that have become vested thereunder but which the Executive and the Corporation mutually agreed, prior to vesting, shall be deferred as to settlement in accordance with this Plan.

2.12. Deferred Salary. The amount of Salary, or any portion or portions thereof, which the Executive and the Corporation mutually agreed, prior to the earning thereof, shall be deferred in accordance with this Plan.

2.13. Disability. A Participant shall have incurred a Disability under this Plan if he or she is considered disabled under the applicable terms of the Federal Home Loan Mortgage Corporation Long-term Disability Plan.

2.14. Executive. An Employee of the Corporation eligible to make deferrals under the eligibility provisions of Section 3.1.

For purposes of this Plan, the term “Employee” shall mean any Regular Full-Time or Part-Time employee, as defined in Freddie Mac Policy No. 3-221, Employment Classifications Policy (as may be amended, replaced or redesignated from time to time), who is on the payroll of the Employer and not paid by Accounts Payable, and whose wages from the Employer are subject to withholding for the purposes of Federal income taxes and the Federal Insurance Contributions Act. For purposes of the Plan, Part-Time Employees include only those Employees who are regularly scheduled to work at least 20 hours per week.

The term Employee shall not include:

(a)	individuals whom the Corporation classifies, pursuant to Freddie Mac Policy No. 3-221, Employment Classifications Policy (as may be amended, replaced or redesignated from time to time), as

(i)	Co-Op, Work Study Students or Interns,

(ii)	Employment Agency Temporaries,

(iii)	Independent Contractors/Consultants, or

(iv)	Temporary Employees

(or similar classification) regardless of the individuals’ employment status under applicable law;

(b)	individuals who are retroactively classified as Regular Full-Time or Part-Time employees with respect to such period of retroactive classification; and

(c)	Leased Employees (as defined in the FHLMC Employees’ Pension Plan).

2.15. Interest Rate. For a calendar year, the Prime Rate as of the first business day of such calendar year, plus 1%, or such other index or rate as is determined by the Administrator at its last meeting of the prior calendar year.

2.16. Participant. An Executive who has met the eligibility requirements under Article III hereof and, where the context requires, a retired or former Executive to whom payments are due under this Plan.

2.17. Plan Year. The twelve (12) month period beginning on January 1 of the calendar year and ending on December 31 of the same calendar year.

2.18. Prime Rate. The base rate on corporate loans at large U.S. money center commercial banks as reported by the Wall Street Journal.

2.19. Retirement. Retirement in accordance with the eligibility provisions of Article V and the retirement benefit provisions of Article VI of the FHLMC Employees’ Pension Plan.

2.20. Salary. An Executive’s annual cash base pay for the Plan Year, as determined by the Administrator.

2.21. Salary Deferral Election. An annual election to defer a portion, portions or all of Salary not yet earned, in the form specified by the Administrator, and subject to the terms of this Plan.

2.22. Stock Units Deferral Election. An election to defer settlement of a specific award of restricted stock units granted under the FHLMC 1995 Stock Compensation Plan (or successor thereto) in the form specified by the Administrator and subject to the terms of this Plan.

2.23. Termination of Employment. A separation from the service of the Corporation for any reasons other than Retirement, death or Disability.

ARTICLE III
Eligibility and Participation

3.1 Eligibility. For purposes of the Plan, Employees shall be deemed “Executives” eligible to make deferrals in a given Plan Year, subject to applicable limitations under Section 3.1(d) and other provisions of the Plan, as follows:

(a) Officers. Subject to Section 3.1(f), all Employees designated by the Corporation as occupying officer titles of Vice President and above.

(b) Other Employees in Specified Positions. Subject to Sections 3.1(d) and (f), effective March 1, 2002, an Employee who is not an Officer (as defined in Section 3.1(a)) is eligible to participate in the Plan if (i) his or her targeted annual compensation for the given Plan Year (beginning with 2002), including only such equity compensation as is delivered under the Funding & Investments Incentive Plan and the annual Securities Sales & Trading Group Incentive Plan (or the respective successors thereto), is at least $200,000 (indexed under Section 3.1(e) for each Plan Year after 2002), as determined by the

Administrator, and (ii) such employee is serving in a position with one of the following titles, or an equivalent position as determined by the Administrator:

(i)	With respect to the Corporation’s Funding and Investment Division (“F&I”): Senior Portfolio Management Director, Senior Debt Securities Marketing Director, Senior Investment Strategy Director, Securities Marketing-Investment Director, Senior Research Analysis Director, Senior Securities Performance Director, Senior Investment Strategy Director, Senior Portfolio Management Director, Portfolio Management Director, Securities Strategy and Policy Director, Senior Debt Funding Portfolio Director, Credit Risk and Capital Management Director, Strategic Re-engineering Director, Arbitrage and Production Development Director; and

(ii)	With respect to the Corporation’s Single Family Securities Sales and Trading Group in the Single Family Division (“SS&TG”): National Sales Director; Head Trader; Sales Director; and Research Director.

(c) Other Employees Not in F&I or SS&TG. Subject to Sections 3.1(d) and (f), effective March 1, 2002, an Employee who is not an Officer and who is not working in F&I or SS&TG will be eligible to participate in the Plan if his or her projected Salary for the given Plan Year (beginning with 2002) is not less than $180,000 for 2002, with such amount indexed under Section 3.1(e) for each subsequent Plan Year.

(d) Limitation on Number of Eligible Persons. The aggregate number of persons who may be eligible Executives for any given Plan Year shall not exceed 4.25% of the Company’s Employees (as defined in Section 2.14 hereof), as determined annually by the Administrator in the third or fourth quarter of each year for the following Plan Year. If the number of persons determined by the Administrator to be eligible for a given Plan Year under Section 3.1(a), (b) and (c) would exceed the limitation set forth in this Section 3.1(d), the Administrator will determine how to limit participation of employees eligible under Sections 3.1(b) and (c), based on compensation levels and such additional criteria as the Administrator may deem relevant, such that the aggregate number of persons who may be eligible Executives for the Plan Year will satisfy the requirement of this Section 3.1(d). The number of Officers eligible to participate in a given Plan Year under Section 3.1(a) shall not be subject to limitation under this Section 3.1(d).

(e) Indexing of Compensation Thresholds. For each Plan Year for which a compensation threshold referenced in Section 3.1(b) or (c) is to be indexed, such threshold amount will be adjusted by the percentage determined by the Human Resources Division as the average actual percentage change in overall salary ranges in the preceding Plan Year.

(f) Execution of Restrictive Covenant Agreement. The Administrator may, in its discretion, request that prior to commencing participation in the Plan, an otherwise eligible Executive execute a restrictive covenant agreement in such form and containing such provisions as the Administrator deems acceptable. If the Executive fails to timely execute the restrictive covenant agreement presented by the Administrator, the Executive shall be ineligible to participate in the Plan. The Administrator may, in its discretion, in ensuing Plan Years, decide to again offer the Executive such a restrictive covenant agreement and permit participation in the Plan to commence at some future date if that agreement is then timely executed.

3.2. Election to Defer Bonus. Any Executive may participate in the Deferred Bonus portion of this Plan for the Plan Year for which he or she is eligible under Section 3.1 by executing a Bonus Deferral Election on or before December 31 of the prior Plan Year, in such form as is approved by the Administrator, electing to defer a set amount or amounts of any Bonus which may be paid in the following Plan Year, not to exceed the Bonus less applicable withholding taxes thereon, subject to the terms of this Plan. A Participant’s Bonus Deferral with respect to his Bonus for the Plan Year shall be expressed as a percentage of at least ten (10) percent of the Bonus or in such other manner as designated by the Administrator. The Administrator may, in its discretion, permit Participants to make up to four (4) elections with respect to the Distribution (under Article V) of a particular Bonus Deferral.

3.3. Election to Defer Salary.

(a) Timing of Election and Limit on Salary Deferral. An Executive may participate in the Deferred Salary portion of this Plan for any Plan Year for which he or she is eligible under Section 3.1 by executing a Salary Deferral Election on or before December 31 of the prior Plan Year, in such form as is approved by the Administrator, electing to defer a set amount or amounts of Salary to be earned in the following Plan Year, not to exceed Salary less authorized salary deductions and applicable withholding taxes thereon and on non-cash compensation for that Plan Year to the extent withholding is not otherwise provided for with respect to such compensation, subject to the terms of this Plan. A Participant’s Salary Deferral with respect to his Salary for the Plan Year shall be expressed as a percentage of at least ten (10) percent of the Salary or in such other manner as designated by the Administrator. The Administrator may, in its discretion, permit Participants to make up to four (4) elections with respect to the Distribution (under Article V) of a particular Salary Deferral.

(b) Newly Hired and Promoted Executives. Any person who commences employment as an Executive, is promoted to Executive status or otherwise is first determined to be an Executive during a Plan Year may participate in the Deferred Salary portion of this Plan for such Plan Year by executing a Salary Deferral Election within thirty (30) days after the commencement of such employment or Executive status, as applicable, and shall be eligible to participate in the Deferred Bonus portion of the Plan for such Plan Year on terms specified by the Administrator.

3.4. Election to Defer Restricted Stock Units. An Executive eligible under Section 3.1(a) who is a Senior Vice President or above, and who receives equity awards in the form of restricted stock units under the FHLMC 1995 Stock Compensation Plan (or successor thereto), may participate in the Deferred Stock Units portion of this Plan for the Plan Year ending December 31, 2002 or any subsequent Plan Year for which he or she is eligible under Section 3.1(a) and this Section 3.4 by executing a Stock Units Deferral Election, in such form as is approved by the Administrator, electing to defer the settlement of a specific award of restricted stock units. The Stock Units Deferral Election shall be executed within thirty (30) days after the date of grant of the restricted stock units (or by such other deadline as the Administrator may specify), and at a time that the restricted stock units remain unvested. The Stock Units Deferral Election shall apply to the entire number of restricted stock units subject to the particular award, unless otherwise determined by the Administrator.

3.5. Revocation. Except as provided in Section 5.1(d), (a) a Bonus Deferral Election, once made, may not be revoked; (b) a Salary Deferral Election, once made, may not be revoked, except to revoke an election pertaining to salary not yet earned for the remainder of the Plan Year in question, upon at least thirty (30) days prior written notice; and (c) a Stock Units Deferral Election, once made, may not be revoked.

3.6. Change of Status.

(a) Bonus Deferral and Salary Deferral. Notwithstanding any other provision of this Plan, in the case of any Executive whose status changes to that of a non-Executive while still employed by the Corporation, any election to defer Salary or to defer part or all of Bonus for a prior year entered into prior to the occurrence of such change in status shall be unaffected hereunder by such change in status. As provided in Section 3.5 hereof, a deferral election pertaining to Salary not yet earned for the Plan Year in question may be revoked. No new elections to defer Salary or Bonus will be permitted hereunder while such employee remains in a non-Executive status. However, should such individual again become an Executive of the Corporation, his or her participation in the Plan thereafter while an Executive shall be governed by this Article III and other applicable provisions of the Plan.

(b) Stock Unit Deferral. Notwithstanding any other provision of this Plan, in the case of any Executive eligible for Stock Unit Deferral under Section 3.4 whose status changes so that he is no longer eligible for such deferral while still employed by the Corporation, any outstanding Stock Unit Deferral shall be unaffected hereunder by such change in status. No new Stock Unit Deferrals will be permitted hereunder while such employee remains ineligible. However, should such individual again become a Senior Executive of the Corporation, his or her participation in the Plan thereafter while an Executive shall be governed by this Article III and other applicable provisions of the Plan.

ARTICLE IV
Account

4.1. Account. The Administrator shall establish, or cause to be established, an Account for each Participant hereunder.

4.2. Deferral Contribution.

(a) Cash Deferrals. Each Participant’s Account shall be credited by bookkeeping entries with cash amounts which the Participant has elected to defer by a Salary Deferral Election or Bonus Deferral Election hereunder as of the date such amounts would have been paid to such Participant had such Deferral Election not been in force.

(b) Stock Unit Deferrals. The Account of each Participant participating under Section 3.4 shall be credited by bookkeeping entries with the number of Deferred Stock Units which the Participant has elected to defer by a Stock Units Deferral Election hereunder as of the date the restricted stock units being deferred would have been settled by delivery of shares of Common Stock to such Participant absent the Stock Units Deferral Election.

4.3. Adjustments. Each Participant’s Account shall be credited by bookkeeping entries with (a) interest at the Interest Rate on each cash deferral from the date as of which such amount is credited under Section 4.2 above, compounded daily, until the applicable date or event to which such amounts have been deferred in accordance with Article V hereof, and (b) cash and or additional Stock Units, in connection dividend equivalents and adjustments to the stock-denominated portion of the Account, to the extent such dividend equivalents are authorized for crediting to the Account and not for payment directly to the Participant. Each Participant’s Account shall be debited with any distribution hereunder. Interest shall be calculated as of the last day of each month, and credited within thirty (30) days following the end of each month. Dividend equivalents on Deferred Stock Units shall be paid or credited in accordance with the dividend equivalents provisions applicable to the restricted stock units prior to vesting, provided that the

Administrator may vary the terms of such payment or crediting in order to promote uniform treatment of Deferred Stock Units or otherwise for purposes of convenient administration.

4.4. Statements. An individual statement of each Participant’s Account will be issued to each Participant with respect to each calendar quarter within 30 days following the close of such quarter.

ARTICLE V
Payment of Distributions

5.1. Participant’s Salary and Bonus Deferral Elections.

(a) Elections as to Deferral Period. A Participant shall elect at the time of his or her respective Deferral Election to have the amount or amounts of Deferred Salary or Deferred Bonus (as applicable) subject to such Deferral Election, plus interest at the applicable Interest Rate, deferred until (1) any number of whole years specified by the Participant in such Deferral Election or (2) such Participant’s Retirement; provided that in no event may (x) a Participant make a Deferral Election for a period longer than Participant’s life expectancy or (y) the commencement of any distribution be deferred beyond the earlier of the Participant’s Termination of Employment, Disability or death, if applicable; and provided further that the Administrator may impose such limitations on Deferral Elections as it may deem advisable for purposes of convenient administration of the Plan.

(b) Deferrals for a Period of Years. If a Participant makes a Deferral Election for a period of years as specified in Section 5.1(a)(1), the following rules shall also apply:

(1) The Participant shall designate, at the time of such Deferral Election, one of the following methods of payment; (i) a lump-sum payment or (ii) reasonably equal annual installments over five (5), ten (10) or fifteen (15) years;

(2) With respect to any such Deferral Election relating to Deferred Salary to be earned or a Deferred Bonus to be paid in Plan Year 1995 and thereafter, the Participant shall also designate, at the time of such Deferral Election, one of the following methods of payment which shall apply in the event he or she experiences a Termination of Employment or suffers a Disability prior to the expiration of the period of years specified in the Deferral Election: (i) a lump sum or (ii) reasonably equal annual installments over three (3) years. Provided, however, that with respect to any such Deferral Elections relating to Deferred Salary to be earned or a Deferred Bonus to be paid in Plan Year 2003 and thereafter, in the event that the Participant is terminated for Gross Misconduct (as defined in Corporate Policy 3-254 or 3-254.1, as applicable and as may be modified or replaced from time to time) as determined by the Administrator, such Deferral Election shall be invalidated, and such Deferred Salary and/or Deferred Bonus shall be distributed in accordance with Section 5.3(a) in the form of a lump-sum.

(3) With respect to any such Deferral Elections relating to Plan Years prior to those described in (2) above, the Participant may designate, on a one-time irrevocable basis in a manner prescribed by the Administrator and subject to the Administrator’s approval, one of the methods of payment described in (2) above which shall apply in the event he or she experiences a Termination of Employment or incurs a Disability prior to the expiration of the period of years specified in such prior Deferral Elections. If the terminated or disabled Participant fails to make the one-time irrevocable election, he or she shall be deemed to have elected and shall be entitled to receive reasonably equal annual installments over three (3) years.

(c) Deferrals until Retirement. If a Participant makes a Deferral Election until Retirement as specified in Section 5.1(a)(2) above, the following rules shall also apply:

(1) Subject to the approval of the Administrator, the Participant shall designate, at least ninety (90) days prior to the date of Retirement, one of the following methods of payment commencing with his or her Retirement: (i) a lump-sum payment or (ii) reasonably equal annual installments over five (5), ten (10) or fifteen (15) years.

(2) If such Participant separates from the service of the Corporation by reason of Retirement without having made an approved election under this Section 5.1(c), then the Participant will be deemed to have elected and shall be entitled to receive reasonably equal annual installments over fifteen (15) years, unless the Administrator and the Participant mutually agree to another method of payment otherwise allowable herein.

(3) With respect to any such Deferral Election relating to Deferred Salary to be earned or a Deferred Bonus to be paid in Plan Year 1995 and thereafter, the Participant shall also designate, at the time of such Deferral Election, one of the following methods of payment which shall apply in the event he or she experiences a Termination of Employment or suffers a Disability prior to Retirement: (i) a lump sum or (ii) reasonably annual installments over three (3) years. Provided, however, that with respect to any such designation with respect to Deferral Elections relating to Deferred Salary to be earned or a Deferred Bonus to be paid in Plan Year 2003 and thereafter, in the event that the Participant is terminated for Gross Misconduct (as defined in Corporate Policy 3-254 or 3-254.1, as applicable and as may be modified or replaced from time to time) as determined by the Administrator, such designation shall be invalidated, and such Deferred Salary and/or Deferred Bonus shall be distributed in accordance with Section 5.3(a) in the form of a lump-sum.

(4) With respect to any such Deferral Elections relating to Plan Years prior to those described in (3) above, the Participant may designate, on a one-time irrevocable basis in a manner prescribed by the Administrator and subject to the Administrator’s approval, one of the methods of payment described in (3) above which shall apply in the event he or she experiences a Termination of Employment or incurs a Disability prior to Retirement. If the terminated or disabled Participant fails to make the one-time irrevocable election, he or she shall be deemed to have elected and shall be entitled to receive reasonably equal annual installments over three (3) years.

(d) Revocation of Payment Elections in Anticipation of Retirement. Subject to the approval of the Administrator, a Participant entitled to receive distributions after January 1, 1994, may revoke (i) the elections made pursuant to Section 5.1(b) above for each Deferral Election and (ii) any form of payment elections made prior to January 1, 1994 in connection with deferrals to commence at Retirement, provided that in either event any such revocation is made and new elections are filed with the Administrator not less than ninety (90) days prior to the date of Participant’s Retirement. If a Participant exercises his or her rights under this subsection and if approval is granted by the Administrator, the Participant may elect the following methods of payment commencing with his or her Retirement: (1) one lump-sum payment; or (2) reasonably equal annual installments over five (5), ten (10) or fifteen (15) years.

5.2 Participant’s Stock Units Deferral Elections. A Participant eligible to defer restricted stock units under Section 3.4 shall elect the period of deferral in his or her Stock Units Deferral Election as (a)

any number of whole years specified by the Participant in such Stock Units Deferral Election, but not less than one year after the latest vesting date of the restricted stock units, or (2) such Participant’s Retirement; provided that (x) in no event may a Participant make a Stock Units Deferral Election for a period longer than Participant’s life expectancy, (y) in no event may the commencement of any distribution be deferred beyond the earlier of the Participant’s Termination of Employment, Disability or death, if applicable, and (z) the Stock Units Deferral Election shall further specify, in the case of Retirement, whether the distribution will be in a lump sum or in equal installments over 5, 10 or 15 years, and in the case of Disability or Termination of Employment whether the distribution will be in a lump sum or equal installments over three years. In addition, the Administrator may impose such further limitations on, and rules governing, Stock Units Deferral Elections as it may deem advisable for purposes of convenient administration of the Plan. In the event that the Participant is terminated for Gross Misconduct (as defined in Corporate Policy 3-254 or 3-254.1, as applicable and as may be modified or replaced from time to time) as determined by the Administrator, such Deferral Election shall be invalidated, and such Deferred Salary and/or Deferred Bonus shall be settled in accordance with Section 5.3(c) within 30 days of the Participant’s termination for Gross Misconduct.

5.3 Scheduled Distributions.

(a) Lump-Sum Cash Payments. (i) If a Participant elects a lump sum distribution under Section 5.1 and the Administrator has rendered its approval where required, all distributions equal to the cash balance in a Participant’s Account attributable to the Deferral Election in question shall be payable in a lump sum to the Participant by the Corporation, at the direction of the Administrator, as of the applicable date or event under Section 5.1 for such Deferral Election; (ii) if a Participant dies prior to receipt of the lump sum, the lump sum shall be paid to the Participant’s Beneficiary. In either event, the distribution shall occur within thirty (30) days after such applicable date or event and interest shall be credited through such applicable date or event.

(b) Installment Cash Payments. If a Participant elects (or is deemed to have elected) installment payments in accordance with Section 5.1, such installments shall be payable as follows:

(1) Timing of Payments. (i) Except in the event of a Participant’s Termination of Employment or Disability, the first installment shall be made within thirty (30) days after the month in which occurs the relevant event requiring the commencement of benefits hereunder (the “Triggering Event”). The second installment shall be made in the January of the year next following the year in which the first installment was paid. All subsequent installments shall be made each January thereafter until the aggregate number of installments equals the number elected (or deemed elected) by the Participant. (ii) In the event of a Participant’s Termination of Employment (other than from Gross Misconduct) or Disability, the first installment shall be made during January of the following year. The second and subsequent installments shall be made as set forth in Section 5.3(b)(1)(i) herein.

(2) Computation of Payments. (i) For payments to be made pursuant to Section 5.3(b)(1)(i), the first installment (the “Principal Amount”) shall be the quotient of (A) an amount equal to the portion of the Participant’s Account, including interest accrued thereon, attributable to the relevant Deferral Election and determined as of the Triggering Event divided by (B) the relevant number of installments elected (or deemed elected) by the Participant. (ii) For payments to be made pursuant to Section 5.3(b)(1)(ii), the Principal Amount shall be the quotient of (A) an amount equal to the balance of the Participant’s Account determined as of the date of Termination of Employment or Disability, and including interest accrued thereon through the end of the year preceding the day of payment, divided by (B) the relevant number of installments elected (or deemed elected) by the Participant. (iii) Each subsequent installment shall be equal to the Principal Amount plus interest at the Interest Rate on the remaining balance of the relevant portion of the Participant’s Account through the end of the day preceding the date of payment.

(3) Payment to Beneficiary. If a Participant dies prior to receipt of all of the applicable installment payments, the remaining cash balance of the applicable portion of the Participant’s Account shall be paid in a lump sum to the Participant’s Beneficiary within thirty (30) days after the date of death and interest shall be credited through that date.

(c) Settlement of Deferred Stock Units. Deferred Stock Units shall be settled in accordance with the election of the Participant, subject to the terms of the Plan and any applicable rules adopted by the Administrator. Settlement shall be effected by delivery of one share of the Corporation’s Common Stock in settlement of each Deferred Stock Unit. Fractional shares shall be settled in the manner specified for the restricted stock units award to which the Deferred Stock Units relate. If a Participant dies prior to receipt in full of shares in settlement of his or her Deferred Stock Units, the remaining share balance of the applicable portion of the Participant’s Account shall be paid in shares in a lump sum to the Participant’s Beneficiary within thirty (30) days after the date of death.

5.4 Hardship Withdrawals. (a) Upon written application, a Participant may request a withdrawal of all or any portion of the amounts then credited to his or her Account prior to the time of payment applicable under Section 5.1 or 5.2 above in the case of an unforeseeable emergency. For purposes of this Section 5.4, an unforeseeable emergency is defined as severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependant of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved —

(i)	Through reimbursement or compensation by insurance or otherwise,

(ii)	By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(iii)	By cessation of deferrals under the Plan.

Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.

(b) The amount to be withdrawn because of an unforeseeable emergency need shall not exceed the amount reasonably needed to satisfy such need. The decision-maker that makes the initial determination as to the existence of an unforeseeable emergency under Section 5.4(c) or (d) shall also determine whether the withdrawn amounts from the Participant’s Account shall be from the cash-denominated portion or the share-denominated portion or a combination thereof. No withdrawal of unvested shares shall be permitted.

(c) A Participant (who is not a retired or former Executive) shall make written application and present evidence of such need to the Chief Executive Officer of the Corporation. Upon the advice of tax counsel, the Chief Executive Officer is authorized to make the initial determination as to the existence of an unforeseeable emergency after reviewing the evidence presented by the Participant. Such determination shall not be made by the Chief Executive Officer as to an application made by himself or by the President of the Corporation. The Human Resources Committee shall make such determination for the Chief Executive Officer and President of the Corporation. If the Chief Executive Officer, after reviewing the evidence, makes an initial determination denying the Participant’s application, the Participant may make a written appeal to the Administrator no later than thirty (30) days from the date of the initial denial. The Chief Executive Officer’s authority to act under this Section 5.4 is subject to the Administrator’s right to revoke such authority in Section 6.1 hereof. The decision of the Administrator shall be final, conclusive and binding upon the Participant and any and all persons claiming through the Participant.

(d) A Participant who is a retired or former Executive to whom payments are due under this Plan may make written application for a hardship withdrawal and present evidence of such need as set forth in Section 5.4(c) above except that (i) the Senior Vice President of Human Resources shall perform the functions of the Chief Executive Officer set forth therein and (ii) the Chief Executive Officer shall perform the functions of the Human Resources Committee set forth therein.

5.5. Designation of Beneficiary.

(a) All designations of Beneficiary shall be on such forms as are specified by and filed with the Administrator. Any Beneficiary designation made by the Participant in accordance with this provision may be changed from time to time, without the consent of any previously designated Beneficiary, by filing with the Administrator a notice of such change on the form provided by the Administrator and such change of Beneficiary designation shall become effective upon receipt by the Administrator.

(b) In the event a Participant’s Beneficiary would otherwise become entitled to a distribution hereunder, and all Beneficiaries designated by the Participant are not then living, or if no valid Beneficiary designation is in effect, the Participant’s estate or duly authorized personal representative shall be deemed to have been designated by the Participant.

ARTICLE VI
Administration

6.1 Plan Administration. The Human Resources Committee, referred to herein as Administrator, shall administer the Plan. Members of the Human Resources Committee, if otherwise eligible, shall be eligible to participate in the Plan, but no such member shall be entitled to make decisions solely with respect to his or her participation. The Administrator shall be vested with full authority and complete and absolute discretion to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan. Any determination, decision or action of the Administrator in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any and all persons claiming under or through any Participant. The Administrator shall have the authority to:

(i)	Employ agents to perform services on behalf of the Administrator and to authorize the payment of reasonable compensation for the performance of such services; and

(ii)	Delegate to designated employees or departments of the Corporation the authority to perform such of the Administrator’s administrative duties hereunder as may be delegated to such employees or departments.

Pursuant to this authority and subject, in each case, to the right of the Administrator to revoke such delegations in writing at any time, (i) the record keeping and bookkeeping responsibilities under this Plan (including the drafting of forms, rules concerning settlement of deferred stock units, directions concerning lump-sum cash payments and decision-making with respect to the restrictive covenant agreement discussed in Section 3.1(f)) are hereby delegated to the Senior Vice President of the Human Resources Division of the Corporation and/or such employees of that Division as the Senior Vice President shall designate; (ii) the approval authority for the designation or revocation of payment elections as permitted in this Plan, by Participants other than the Chief Executive Officer and President of the Corporation, are hereby delegated to the Chief Executive Officer of the Corporation, provided that such approvals shall be rendered in the sole discretion of the Chief Executive Officer and in the best interests of the Corporation; (iii) the determinations of hardship to the extent set forth in Section 5.4 hereunder are hereby delegated to the Chief Executive Officer of the Corporation and (iv) the interpretation, application and enforcement of the percentage cap in Section 3.1(d) is hereby delegated to the Senior Vice President of the Human Resources Division of the Corporation and/or such employees of that Division as the Senior Vice President shall designate.

6.2. Cost of Administration. The Corporation shall pay the costs of administering the Plan.

ARTICLE VII
Amendment and Termination

7.1. Amendment. The Administrator may at any time amend this Plan; provided, however that (a) no amendment shall reduce amounts already credited to a Participant’s Account at the time of such amendment or, or except as provided in Section 7.2(b) hereof, accelerate the distributions hereunder, and (b) any amendment that would exceed the scope of the authority delegated by the Board to the Administrator shall be subject to the approval of the Board.

7.2. Termination. The Corporation may at any time terminate this Plan provided that:

(a) no such termination shall reduce amounts already credited to a Participant’s Account at such time; and

(b) termination of the Plan will not accelerate the time of distributions nor cease the accrual of interest prior to the applicable event under Section 5.1 hereof, unless the Corporation, by action of its Board, shall elect to accelerate all distributions at the time it elects to terminate this Plan.

ARTICLE VIII
Miscellaneous

8.1. Effect on Other Plans. This Plan amends, restates and supersedes any prior Corporation Executive deferred compensation and deferred bonus plans, except that the timing and method of payment of distributions attributable to Deferral Elections previously made with respect to salary or bonuses which would have been paid prior to January 1, 1991, but for such elections, shall be controlled by such prior plans, unless revoked pursuant to Section 5.1(d) hereof.

8.2. No Right of Employment. Nothing in the Plan shall be deemed to grant an Executive any rights other than those specifically outlined in the Plan. Nothing in the Plan shall be deemed to create any right of, or contract for, employment between an Executive and the Corporation.

8.3. Withholding. The Corporation may deduct from any distributions due to any Participant or Beneficiary hereunder, any taxes required to be withheld by Federal, state or local governments. Withholding with respect to Deferred Stock Units shall be subject to the terms and conditions of withholding as applied to the restricted stock units that gave rise to the Deferred Stock Units, including any authorization to withhold shares to satisfy mandatory tax withholding requirements.

8.4. Non-Assignability Clause. Participants may not borrow from their Accounts in this Plan. Neither the Participant, nor his Beneficiary, nor any other designee, shall have any right to commute, sell, assign, encumber, transfer or otherwise convey the right to receive any distributions hereunder which distributions and right thereto are expressly declared to be non-assignable and non-transferable; and, any such attempted assignment or transfer shall be null and void.

8.5. Prohibition Against Funding. Any provision for distributions hereunder shall be by means of bookkeeping entries on the books of the Corporation and shall not create in the Participant or Beneficiary any right to, or claim against any specific assets of the Corporation, nor result in the creation of any trust or escrow account for the Participant or Beneficiary. A Participant or Beneficiary entitled to any distributions hereunder shall be a general creditor of the Corporation. A Participant or Beneficiary entitled to any distributions hereunder shall be a general creditor of the Corporation.

8.6. Gender and Number. As used herein the masculine pronoun shall include the feminine and neuter genders, the singular shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.

8.7. Controlling Law. This Plan and the respective rights and obligations of the Corporation and the Participants and Beneficiaries, except to the extent otherwise provided by Federal law, shall be construed under the laws of the Commonwealth of Virginia.

8.8. Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the other provisions, and the Plan shall be construed in all respects as if any invalid or unenforceable provisions were omitted.

IN WITNESS WHEREOF, the Corporation has caused this EXECUTIVE DEFERRED COMPENSATION PLAN, as amended and restated effective January 1, 2002, to be executed by its duly authorized officers, this 28th day of March, 2002.

FEDERAL HOME LOAN
MORTGAGE CORPORATION

Signed:
/s/  M. W. Hager

Printed Name:  M. W. Hager

Title:  Senior Vice President

ATTEST:

/s/  Alan Hausman
Assistant Secretary